SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Intersections Inc.

(Name of Registrant as Specified In Its Charter)

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INTERSECTIONS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 30, 2018

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Intersections Inc. (the “Company”) will be held at the Company’s offices at 3901 Stonecroft Boulevard, Chantilly, Virginia 20151 on Wednesday, May 30, 2018 at 11:00 a.m., local time, for the following purposes:

1. To elect seven Directors.

2. An advisory vote on executive compensation.

3. To ratify the appointment of RSM US LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2018.

4. To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 2, 2018 shall be entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors

Michael R. Stanfield
Chairman of the Board

Dated: April 20, 2018

Chantilly, Virginia

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 30, 2018.

This 2018 Proxy Statement, the form of proxy and the 2017 Annual Report to Stockholders are being mailed to stockholders who have requested hard copies on or after April 20, 2018.

The Company’s 2018 Proxy Statement and 2017 Annual Report to Stockholders are available at http://www.proxyvote.com.

All stockholders may view and print the Company’s 2018 Proxy Statement and the 2017 Annual Report to Stockholders, which are located on the “Investors & Media” section under “SEC Filings” on the Company’s website at http://www.intersections.com.

INTERSECTIONS INC.

3901 STONECROFT BOULEVARD

CHANTILLY, VIRGINIA 20151

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Intersections Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Meeting”) to be held at the Company’s offices at 3901 Stonecroft Boulevard, Chantilly, Virginia 20151 on Wednesday, May 30, 2018, at 11:00 a.m., local time, or any adjournments or postponements thereof. Holders of record of the Company’s common stock at the close of business on April 2, 2018 shall be entitled to vote on the matters presented at the Meeting. On April 2, 2018, 24,263,985 shares of common stock were issued and outstanding and entitled to vote with respect to all matters to be acted upon at the Meeting.

Each proxy duly executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if a stockholder is present at the Meeting, by electing to revoke its proxy and vote its shares personally. Attendance at the Meeting will not, in itself, constitute revocation of a previously granted proxy. Directions to attend the Meeting can be found on our website at www.intersections.com.

The Company is using the Securities and Exchange Commission (the “SEC”) rule that allows companies to furnish their proxy materials over the Internet. As a result, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of the proxy materials (including the form of proxy, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 30, 2018 (the “2017 Annual Report to Stockholders”), collectively, the “Proxy Materials”) on or about April 20, 2018. We also provided access to our Proxy Materials over the Internet beginning on that date. The Notice contained instructions on how to access this Proxy Statement and the 2017 Annual Report to Stockholders and how to vote online or by toll-free number. Subsequent to receiving the Notice, all stockholders have the ability to access the Proxy Materials over the Internet and request to receive a paper copy of the Proxy Materials by mail. Instructions on how to access the Proxy Materials over the Internet or to request a paper copy may be found on the Notice. In addition, the Notice contains instructions on how stockholders may request to receive Proxy Materials electronically by e-mail. Additionally, stockholders can access a copy of the proxy materials at www.proxyvote.com.

Holders of shares of common stock are entitled to cast one vote per share on all matters. Proxies will be voted as instructed by the stockholder or stockholders granting the proxy. Unless contrary instructions are specified, if the proxy is completed and submitted (and not revoked) prior to the Meeting, the shares of common stock represented by the proxy will be voted: (1) FOR the election of each of the seven director candidates; (2) FOR the proposal relating to the advisory vote on executive compensation; (3) FOR the ratification of the appointment of RSM US LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2018; and (4) in accordance with the discretionary authority of the named proxies upon such other matters as may properly come before the Meeting.

The presence, in person or by proxy, of holders representing a majority of all the votes entitled to be cast at the Meeting will constitute a quorum at the Meeting. Abstentions and broker non-votes (described below) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Directors will be elected by a plurality of the votes cast at the Meeting; any other item on the agenda must receive the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the item at the Meeting in order to pass. Abstentions are counted in the calculation of the votes cast with respect to any of the matters submitted to a vote of stockholders and have the same effect as votes against the matter except in the election of directors. A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote for some of the proposals because the beneficial owners have not instructed the broker on how to vote on such proposals and the broker does not have discretionary authority to vote in the absence of instructions. Broker non-votes are not considered to be shares “entitled to vote” (other than for quorum purposes), and will therefore have no effect on the outcome of any of the matters to be voted upon at the Meeting.

A list of our stockholders will be available for inspection for any purpose germane to the Meeting during normal business hours at our offices at least ten days prior to the Meeting.

The cost of solicitation of proxies will be borne by the Company. The Company may use the services of its directors, officers, employees and others to solicit proxies, personally or by telephone; arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services.

We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our common stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares by completing and returning the proxy card will help to avoid additional expense.

It is expected that the following business will be considered at the Meeting and action taken thereon:

PROPOSAL 1:

ELECTION OF DIRECTORS

Pursuant to the Certificate of Incorporation and Bylaws, as amended, the director nominees elected at this Meeting will be elected to serve one-year terms that expire upon the date of the next annual meeting or until their respective successors are duly elected and qualified. The Board of Directors currently consists of seven directors. The Board of Directors has set the number of directors to be elected at the Meeting at seven. Our independent members of the Board of Directors have recommended, and the Board of Directors has nominated, the director candidates named below. All our nominees currently serve as directors. Each director nominee has decided to stand for reelection. Unless otherwise directed, the persons named in the proxy intend to vote all proxies for the nominees set forth below. If some unexpected occurrence should make necessary, in the Board of Directors’ judgment, the substitution of some other person or persons for these nominees, shares will be voted for such other persons as the Board of Directors may select. The Board of Directors is not aware that any nominee may be unable or unwilling to serve as a director.

The following table sets forth certain information with respect to the nominees:

NOMINEES FOR ELECTION

Name	Age	Served as a Director Since
Michael R. Stanfield	67	1996
John M. Albertine	73	2008
Thomas G. Amato	72	2004
Thomas L. Kempner	90	1996
Bruce L. Lev	74	2014
David A. McGough	59	1999
Melvin R. Seiler	75	2017

Michael R. Stanfield co-founded CreditComm, the predecessor to Intersections, in May 1996, and has served as our Chairman of the Board of Directors since that time. Since January 2018, Mr. Stanfield has served as Executive Chairman and President, pursuant to which he has assumed the duties as the principal executive officer of the Company. Prior to January 2018, Mr. Stanfield served as Chairman and Founder since January 2017, and previously served as our, and certain of our subsidiaries’, Chief Executive Officer from 1996 until January 2017. Mr. Stanfield joined Loeb Partners Corporation in November 1993 and served as a Managing Director at the time of his resignation in August 1999. Mr. Stanfield has been involved in management information services and direct marketing through investments and management since 1982, and has served as a director of CCC Information Services Inc. and BWIA West Indies Airways. Prior to beginning his operational career, Mr. Stanfield was an investment banker with Loeb, Rhoades & Co. and Wertheim & Co. Mr. Stanfield serves as Chairman because he is the founder of the Company and has successfully led the Company and the Board of Directors since inception. For these reasons, he has been nominated to continue serving on the Board of Directors.

John M. Albertine has served on our Board of Directors since August 2008. In 1990, Dr. Albertine founded Albertine Enterprises, Inc., a merchant banking, consulting and lobbying firm. Dr. Albertine has been the Chairman and Chief Executive Officer of Albertine Enterprises for the past 23 years. From 1986 through 1990, he served as Vice Chairman of the Fruit of the Loom Company. From 1981 through 1986, he served as President of the American Business Conference. From 1979 to 1980, he served as Executive Director to the Congressional Joint Economic Committee. From 1977 through 1979, he served as Legislative Assistant to U.S. Senator Lloyd M. Bentsen. From 1969 through 1977, Dr. Albertine served as an Instructor, Assistant Professor, Associate Professor and ultimately as Chair of the Department of Economics at Mary Washington College. Dr. Albertine holds a Ph.D. in Economics from the University of Virginia and a Bachelor of Arts in Economics from King’s College. Dr. Albertine has been a director of 14 publicly traded companies in his career, including Integral Systems, Inc., a manufacturer of satellite ground systems and equipment, from 2006 to July 2011. Currently, Dr. Albertine is a director of Kadant Inc., a supplier of technology-based systems for the global pulp and paper industry. The Board of Directors values Dr. Albertine’s current and past experience as a director of a number of public and private companies, and for these reasons, he has been nominated to continue serving on the Board of Directors.

Thomas G. Amato has served on our Board of Directors since January 2004. Mr. Amato has served as Chief Financial Officer of public and private companies since 1980. He is currently Managing Director of Amato Ventures which is engaged in domestic oil and natural gas development. Mr. Amato also serves as a director of Globalprivateequities.com, Inc. and is Chairman of the Board of Trustees of the Carrier Clinic, an independent mental health hospital serving New Jersey. He holds an AB in economics from Princeton University and an MBA from the Wharton School of the University of Pennsylvania. Mr. Amato has expertise in financial, accounting and risk management issues, and for these reasons, he has been nominated to continue serving on the Board of Directors.

Thomas L. Kempner has served on our Board of Directors since the inception of CreditComm, the predecessor to the Company. Mr. Kempner has been Chairman and Chief Executive Officer of Loeb Partners Corporation and its predecessors since 1979, and Chairman of the Board, President and Chief Executive Officer of Loeb Holding Corporation since 1980. Mr. Kempner previously served as a director of Dyax Corporation and IGENE Biotechnology, Inc., and served as director emeritus of Northwest Airlines, Inc. Mr. Kempner was formerly a director of CCC Information Services Group, Inc., FuelCell Energy, Inc., Insight Communications Company, Inc., Intermagnetics General Corporation, and Alcide Corporation. Mr. Kempner has over 50 years of experience in financial, investment and securities markets, and is the co-founder of the Company and the controlling stockholder of our largest stockholder, Loeb Holding Corporation. For these reasons, he has been nominated to continue serving on the Board of Directors.

Bruce L. Lev has served on our Board of Directors since November 2014. Mr. Lev is a Managing Director of Loeb Holding Corporation, a position he has held since 2003. Prior to this, he served as Vice Chairman and

Director of USCO Logistics, a service provider of supply chain management which was sold to Kuhne & Nagel in 2001. From 1995 through 2000, he was Executive Vice President of Corporate and Legal Affairs of Micro Warehouse Inc., a $2.5 billion direct marketer of brand name personal computers and accessories to commercial and consumer markets, where he served on Micro Warehouse’s four-person Executive Committee with global responsibility for legal and regulatory affairs, human resources, corporate communications, risk management and facilities. From 1995 through 2002 he was a member of the Board of Directors of the Roper Organization and served on the Board of the Direct Marketing Association. Prior to 1995, Mr. Lev engaged in the private practice of law. Mr. Lev was Vice Chairman of AirDat, LLC, a privately held company sold to Panasonic Avionics Corporation which provides weather forecasting and business risk solutions for commercial and military users. Until its sale to Kratos, Inc., Mr. Lev was on the Board of Directors of Integral Systems Inc. (NASDAQ), a leading global provider of satellite ground based command and control systems for commercial and military customers. At Integral he served on the Audit Committee and was Chairman of the Compensation Committee. Mr. Lev previously served on the Board of Directors of VirtualScopics, Inc. (NASDAQ) and was the Chairman of its Audit Committee. Mr. Lev previously served as Non-Executive Co-Chairman of Albertine Enterprises, a Washington, D.C. based consulting firm. Mr. Lev is on the Board of Directors of Engagement Labs and is on its Audit and Compensation Committees. Mr. Lev’s experience in the technology industry and his service as a director of public and private companies provides the Board of Directors with valuable insight. Mr. Lev is also a Managing Director of Loeb Holding, our largest stockholder. For these reasons, Mr. Lev has been nominated to continue serving on the Board of Directors.

David A. McGough has served on our Board of Directors since August 1999. For more than 20 years, Mr. McGough has been President, Chief Executive Officer and Director of Digital Matrix Systems, Inc. and DMS Services, Inc., companies that specialize in credit data and risk analysis. Mr. McGough has extensive experience in the credit data and information technology industries, and operational experience gained as the chief executive officer of a technology company. He also has experience as a private investor in technology companies. For these reasons, he has been nominated to continue serving on the Board of Directors.

Melvin R. Seiler has served on our Board of Directors since February 2017. Mr. Seiler has been a consultant since 1997, providing sales, marketing, information systems and operations management services to companies executing growth strategies. From 1991 to 1997, Mr. Seiler served as Executive Vice President & Chief Operating Officer of MicroWarehouse Inc. During his tenure with MicroWarehouse, he directed the development of sales, distribution and information systems strategies which enabled the company to rapidly become a Fortune 500 company with locations in ten countries and over 3,000 employees. Prior to joining MicroWarehouse, Mr. Seiler was the Founder & President of MarketQuest Inc., a software sales and marketing consulting firm, which he founded after serving in various sales and marketing roles at Xerox. Mr. Seiler brings a wealth of strategic marketing, sales and operational expertise in the technology industry to the Company and his success building innovative sales and marketing strategies will be extremely valuable to our growth strategy focused on the identity and privacy protection marketplace. For these reasons, he has been nominated to continue serving on the Board of Directors.

The Board of Directors of the Company recommends a vote FOR the election of each named nominee.

CORPORATE GOVERNANCE PRINCIPLES

Our Board of Directors has adopted a comprehensive set of corporate governance principles to reflect its commitment to corporate governance and the role of such principles in building and sustaining stockholder value. These principles are discussed more fully below and are set forth in our Corporate Governance Guidelines and Principles, our Code of Business Conduct and Ethics, our Statement of Policy with Respect to Related Person Transactions and the committee charters for our Audit Committee, Compensation Committee, and Risk Management Committee. These documents are available under the “Investor & Media” section of our web site at www.intersections.com, or by written request (without charge) to Investor Relations, 3901 Stonecroft Boulevard, Chantilly, VA 20151.

Governance Guidelines

Our Corporate Governance Guidelines and Principles set forth overall standards and policies for the responsibilities and practices of our Board of Directors and its committees, including reviewing, approving and monitoring fundamental financial and business strategies and major corporate actions; ensuring processes are in place for maintaining our Company’s integrity; assessing our major risks and reviewing options for their mitigation; selecting, evaluating and compensating our CEO and overseeing succession planning; and providing counsel and oversight on the selection, evaluation, development and compensation of senior management.

Code of Business Conduct and Ethics

All of our employees, including our CEO, chief financial officer and principal accounting officer, and our directors are required to comply with our Code of Business Conduct and Ethics. It is our intention to disclose any waivers from any provisions of this code as it applies to our executive officers or directors in accordance with the listing standards of The NASDAQ Stock Market LLC and applicable law.

Director Independence

Our Corporate Governance Guidelines and Principles provide that independent directors must constitute a majority of the Board with no more than two members of management serving on the Board at the same time. In determining the “independence” of a director, the Board must be guided by the definition of “independent director” under applicable law and the pertinent listing standards of The NASDAQ Stock Market LLC.

In determining independence, the Board of Directors reviews whether directors have any material relationship with us and considers all relevant facts and circumstances. In assessing the materiality of a director’s relationship to us, the Board of Directors considers the issues from the director’s standpoint and from the perspective of the persons or organizations with which the director has an affiliation and is guided by the standards set forth below. The Board of Directors reviews commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. An independent director must not have any material relationship with us, directly or as a partner, stockholder or officer of an organization that has a relationship with us, or any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board of Directors has affirmatively determined that the following five director nominees standing for election are independent under the criteria established by the NASDAQ for independent board members: John M. Albertine, Thomas G. Amato, Thomas L. Kempner, Bruce L. Lev and Melvin Seiler.

The Board of Directors considered the following transactions, relationships and arrangements, in addition to those disclosed in the “Transactions with Related Persons” section of this proxy statement, in making its independence determinations:

•	Thomas L. Kempner is the beneficial owner of a majority of the voting stock of Loeb Holding Corporation, and is the Chairman and Chief Executive Officer of Loeb Partners Corporation, an affiliate of Loeb Holding. Loeb Holding beneficially owns 9,680,541 shares, or approximately 40.1%, of our outstanding common stock and is our largest stockholder.

•	Bruce L. Lev is a Managing Director of Loeb Holding, and was previously the Non-Executive Co-Chairman of Albertine Enterprises.

Board Leadership Structure

Our Corporate Governance Guidelines and Principles provide that the Board of Directors should consider whether to separate the roles of Chairman of the Board and Chief Executive Officer. Our Board of Directors has determined that the most effective leadership structure at this time is to have a Chairman of the Board who is not also the CEO. Our Board of Directors may modify this structure in the future to ensure that the Board leadership structure for the Company remains effective and advances the best interests of our stockholders.

The Board’s Role in Risk Oversight

In 2011 our Board of Directors formed a Risk Management Committee. Our current Risk Management Committee consists of Dr. Albertine (Chairman) and Messrs. Amato and Lev.

Although the Board of Directors has delegated certain responsibilities for risk management to the Risk Management Committee, the Board of Directors retains overall responsibility and coordination for risk oversight. The Risk Management Committee provides assistance to the Board by assessing, and providing oversight to management relating to the identification and evaluation of major strategic, operational, regulatory and external risks inherent in the Company’s business and the control processes with respect to such risks. The principal responsibilities of the Risk Management Committee are:

•	to review and evaluate management’s identification of all major risks to the business and their relative weight;

•	to assess the adequacy of management’s risk assessment, its plan for risk control or mitigation, and disclosure;

•	to review and evaluate management’s development and execution of certain risk mitigation strategies and opportunities proposed by management and selected by the committee for further review;

•	to review the Company’s disclosure of risks in all filings with the SEC; and

•

together with the Audit Committee, to review, assess and discuss with the independent accountants and financial and senior management (i) any significant risks or exposures, (ii) the steps management has taken to minimize such risks or exposures, and (iii) the Company’s underlying policies with respect to risk assessment and risk management.

During 2017, the Risk Management Committee continued to focus its efforts on government regulations and regulatory compliance, the Company’s divestiture of its VoyceTM pet health and wellness product, operational risk and cyber security.

Board Meetings and Committees; Annual Meeting Attendance

In 2017, there were fourteen (14) meetings of the Board of Directors, five (5) meetings of the Audit Committee, three (3) meetings of the Compensation Committee and five (5) meetings of the Risk Management Committee. Each Director of the Company attended or participated in excess of 75% of the total number of meetings of the Board of Directors and committees on which he served.

Board members are strongly encouraged to attend our annual meeting of stockholders. Each of our directors attended our 2017 annual meeting, although Messrs. Kempner and Amato participated by telephone.

Audit Committee

Our current Audit Committee consists of Dr. Albertine and Messrs. Amato (Chairman) and Seiler. The Board of Directors has determined that Mr. Amato is an “audit committee financial expert.” Each member of the Audit Committee is an independent member of our Board of Directors.

The principal responsibilities of the Audit Committee are:

•

to oversee the accounting and financial reporting processes and audits of the financial statements of the Company by reviewing: the Company’s compliance with legal and regulatory requirements; the Company’s independent auditor’s qualifications and independence; the performance of the Company’s internal control and audit functions and independent auditors; the Company’s accounting and financial reporting processes; and the quality and integrity of the financial statements and the effectiveness of the internal control over financial reporting of the Company;

•	to select, evaluate and, when appropriate, replace the Company’s independent auditors;

•

to review and evaluate the audit efforts of the Company’s independent accountants and internal auditing department; and to provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department (or other personnel responsible for the internal audit function), and the Board of Directors;

•

to establish procedures for (i) the receipt, retention and treatment of complaints received by the Company, regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; and

•	to conduct appropriate review and oversight of all related party transactions.

Compensation Committee

Our current Compensation Committee consists of Dr. Albertine and Messrs. Kempner and Lev (Chairman). Each member of the Compensation Committee is an independent director under applicable NASDAQ listing standards and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934. The principal duties of the Compensation Committee are:

•

to ensure the Company’s senior executives are compensated effectively in a manner consistent with the Company’s stated compensation strategy, internal equity considerations, competitive practice, and the requirements of the appropriate regulatory bodies; and

•	to communicate to stockholders the Company’s compensation policies and the reasoning behind such policies, as required by the SEC.

The Compensation Committee may delegate some or all of its duties to a sub-committee comprising one or more members of the Compensation Committee.

Executive Committee

Our current Executive Committee consists of Messrs. Kempner, Lev and Stanfield. The principal duties of the Executive Committee are:

•	to exercise the authority of the Board of Directors with respect to certain matters requiring action between meetings of the Board of Directors; and

•	to decide issues from time to time delegated by the Board of Directors.

Nominating/Corporate Governance Committee

Our Nominating/Corporate Governance Committee was eliminated shortly after our 2016 annual meeting of stockholders. The Board of Directors concluded that since our independent directors meet on a periodic basis in executive session there was no need to designate the independent directors as a separate committee. The responsibilities of the Nominating/Corporate Governance Committee have been assumed by all our independent directors, in accordance with applicable NASDAQ listing standards.

Nomination of Directors

The Board as a whole is responsible for nominating individuals for election to the Board of Directors by the stockholders and for filling vacancies on the Board of Directors that may occur between annual meetings of the stockholders. The independent directors are responsible for identifying, screening and recommending candidates to the entire Board based upon the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board of Directors. The independent directors seek diversity in the collective membership of the Board of the Directors. Although there is no formal objective criteria for determining the amount of diversity, the independent directors seeks directors with varied backgrounds, experience, skills, knowledge and perspective and who maintain a Board that reflects diversity, including but not limited to race, gender, ethnicity, age and experience. Director candidates are considered based upon various criteria, such as skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision and experience, as well as whether the individual satisfies criteria for independence as may be required by applicable regulations, and personal integrity and judgment. Accordingly, the Company seeks to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company. The independent directors will consider recommendations for potential directors from other directors or stockholders.

Stockholders who wish to recommend a nominee should send nominations directly to the Secretary of the Company that include all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, including the nominee’s name and business experience. The recommendation must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the stockholders. The recommendation must be received by the Secretary of the Company at its principal executive offices not later than the date for stockholder proposals set forth herein under “Other Matters — Stockholder Proposals.”

We did not receive for this Meeting any recommended nominees for director from any of our stockholders, non-management directors, CEO, other executive officers or third-party search firms. We do not currently pay any fees to third parties to identify or evaluate or assist in identifying or evaluating potential nominees for director.

In evaluating a person as a potential nominee to serve as a director of the Company, the independent directors consider, among other factors, the following:

•	whether or not the person has any relationships that might impair his or her independence, such as any business, financial or family relationships with the Company, its management or their affiliates;

•	whether or not the person serves on boards of, or is otherwise affiliated with, competing companies;

•	whether or not the person is willing to serve as, and willing and able to commit the time necessary for the performance of the duties of, a director of the Company;

•

the contribution which the person can make to the Board of Directors and the Company, with consideration being given to the person’s business and professional experience, education and such other factors as the independent directors may consider relevant; and

•	the character and integrity of the person.

The independent directors also consider such other relevant factors as they deem appropriate, including the current composition of the Board of Directors, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the independent directors determine whether to interview the prospective nominee and, if warranted, one or more of the independent directors, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the independent directors make a recommendation to the full Board as to the persons who should be nominated by the Board of Directors, and the Board of Directors determines the nominees after considering the recommendation and report of the independent directors.

There are no differences in the manner in which the independent directors evaluate nominees for director based on whether the nominee is recommended by a stockholder.

Communications with Non-Management Directors

The independent directors approved a process for handling communications received by the Company and addressed to non-management members of the Board of Directors. Stockholders and other parties interested in communicating with any directors of the Company (or the Board of Directors as a group), may do so by writing to the Secretary of the Company, at the Company’s principal executive offices. He will review all such correspondence and regularly forward to the Board of Directors a summary of all such correspondence and copies of all correspondence that, in his opinion, deals with the functions of the Board of Directors or committees thereof or that he otherwise determines requires the attention of the Board of Directors. The Board of Directors or any member thereof may at any time request that copies of all such correspondence be forwarded to the Board of Directors.

Correspondence relating to accounting, internal controls or auditing matters are handled by the Audit Committee in accordance with its procedures. Communications which consist of stockholder proposals must instead follow the procedures set forth under “Other Matters — Stockholder Proposals” and, in the case of recommendations for director candidates, the procedures set forth under “Corporate Governance Principles — Nomination of Directors.”

Executive Sessions of Non-Management Directors

The non-management directors of our Board meet in executive session at least two times during the year, generally at regularly scheduled meetings of the Board of Directors or as considered necessary or appropriate. A presiding director is chosen by the non-management directors to preside at each meeting and does not need to be the same director at each meeting.

Compensation of Directors

Employee directors do not receive any separate compensation for their Board activities. For 2017, each non-employee director received an annual cash retainer of $60,000, payable in quarterly installments, and the Chairman of each of our Audit Committee (Mr. Amato), Risk Management Committee (Dr. Albertine) and Compensation Committee (Mr. Lev) received an additional annual cash retainer of $15,000, payable in quarterly installments. Our non-employee directors also receive annual grants of stock options and/or restricted stock units (“RSUs”), which typically vest in four equal annual installments starting on the first anniversary of the grant date. In February 2017, each non-employee director received a grant of RSUs for 10,000 shares. We also reimburse our non-employee directors for reasonable expenses they incur in attending Board or committee meetings.

The Compensation Committee has primary responsibility for recommending non-employee director compensation levels, subject to approval by the full Board. In early 2018, the Compensation Committee engaged Willis Towers Watson, a compensation consultant, to perform an analysis of the Company’s non-employee director compensation. Director compensation was compared to peer companies. The compensation consultant advised that total director compensation was significantly below market, and recommended an increase in the level of equity grant to 20,000 shares, which based on a stock price of $2.19 per share would position director compensation at approximately the 13th percentile compared to peer companies of market total direct compensation for non-employee directors. The Compensation Committee then recommended, and the Board approved, that each non-employee director will receive in 2018 a grant of RSUs of 20,000 shares.

FISCAL 2017 NON-EMPLOYEE DIRECTOR COMPENSATION

The following table provides information on compensation for non-employee directors who served during 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
John M. Albertine	75,000	38,100	113,100
Thomas G. Amato	75,000	38,100	113,100
Thomas L. Kempner	60,000	38,100	98,100
Bruce L. Lev	75,000	38,100	113,100
John H. Lewis(2)	36,923	38,100	75,023
David A. McGough	60,000	38,100	98,100
Melvin R. Seiler	60,000	36,600	96,600

(1)	The amount shown for stock awards relates to RSUs granted under our 2014 Stock Incentive Plan. The weighted-average grant date fair value of the RSUs computed in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) was $3.79.

(2)	Mr. Lewis served as a director until his resignation in August 2017.

EXECUTIVE COMPENSATION

Overview of Compensation Program

The Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors for approval of the compensation paid to the Company’s CEO, reviewing and approving the level of compensation paid to the Company’s other executive officers, determining awards under, and administering, the Company’s incentive-compensation plans and equity-based compensation plans, and reviewing and establishing any and all other executive compensation plans adopted from time to time by the Company. The Company’s philosophy for compensating executive officers is designed to attract, retain, motivate and reward key executives in the Company’s highly competitive industry.

Our Compensation Committee has designed and implemented a compensation philosophy designed to provide a market competitive, performance based compensation package consisting of base salary, incremental cash payments and long-term equity awards for performance. The Compensation Committee evaluates the performance of the CEO and makes recommendations concerning his compensation in light of the goals and objectives of the compensation program. The Compensation Committee also assesses the performance of the other executives and, historically based on initial recommendations and input from Mr. Stanfield, determines their compensation. The Compensation Committee has authority to retain its own advisors and compensation consultants to assist it in making compensation decisions. In 2016, the Compensation Committee formally engaged Willis Towers Watson as compensation consultants.

The philosophy behind our compensation policy is to align executive compensation with the interests of stockholders, attract, retain and motivate a highly competent team of executives, link pay to performance, achieve a balance between short-term and long-term results, teamwork and individual contributions, and over time utilize different forms of equity as a significant reward for performance. The Compensation Committee’s executive compensation program is intended to provide our named executive officers with overall levels of compensation that are competitive within the Company’s industry and geographic region, as well as within a broader spectrum of companies of comparable size and complexity.

We are a “smaller reporting company” as that term is defined in Rule 12b-2 promulgated under the Exchange Act and are taking advantage of our ability to provide certain less comprehensive disclosures in our SEC filings, including reduced executive compensation disclosures.

Role of Executive Officers in Determining Executive Compensation For Named Executive Officers

In connection with 2017 compensation, Mr. Stanfield, aided by our human resources and business planning and analysis departments gave information to the Compensation Committee to assist it in determining compensation levels. While the Compensation Committee utilized this information, and valued Mr. Stanfield’s observations with regard to the executive officers, the ultimate decisions regarding executive compensation were recommended by the Compensation Committee and approved by the Board of Directors.

Summary Compensation Information

The table below sets forth certain information regarding compensation paid or accrued for 2017 and 2016 to our former CEO, Mr. Johan J. Roets, and each of our two most highly compensated executive officers who were serving as executive officers at the end of 2017 (Mr. Michael R. Stanfield, who served as Chairman and Founder until January 2018, when he assumed the role of Executive Chairman and President (principal executive officer) and Mr. Ronald L. Barden, our Chief Financial Officer). We refer to these persons as our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($(1)	Nonequity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Michael R. Stanfield	2017	855,000	200,000	2,058,164	2,897,010	—	27,765	6,037,939
Executive Chairman and President	2016	845,000	—	2,949,556	80,290	3,210	30,150	3,908,206

Johan J. Roets	2017	750,000	300,000	830,380	279,567	—	29,615	2,189,562
Former Chief Executive Officer	2016	500,000	—	638,177	—	4,815	20,000	1,162,992

Ronald L. Barden	2017	425,000	100,000	390,867	—	—	17,000	932,867
Chief Financial Officer	2016	425,000	—	346,169	—	1,605	16,981	789,755

(1)	Please see our Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion on the valuation assumptions of the calculation in accordance with U.S. GAAP. Stock and option awards above represent the grant date fair value for each named executive officer in accordance with U.S. GAAP.

(2)	Reflects amounts paid in 2017 under the Short-Term Incentive Compensation Program, described below under “Narrative Disclosure to Summary Compensation Table — Establishment of the Short-Term Incentive Compensation Program.”

(3)	The column “All Other Compensation” for 2017 includes perquisites and personal benefits totaling $10,000 or more, which includes annual dues for membership to a golf club for Mr. Stanfield ($9,401); and automobile allowances for Mr. Stanfield ($14,364), Mr. Roets ($29,615) and Mr. Barden ($17,000).

Narrative Disclosure to Summary Compensation Table

Employment Agreements

Michael Stanfield — Executive Chairman and President

Historic Employment Agreement

In November 2014, we entered into an amended and restated employment agreement with Mr. Stanfield, our then Chairman and CEO, with a term ending on December 31, 2017.

The employment agreement provided for an initial base salary for Mr. Stanfield, subject to discretionary increases. For 2017, Mr. Stanfield’s base salary as determined by the Compensation Committee was $855,000. As provided in Mr. Stanfield’s employment agreement, Mr. Stanfield (a) was granted an immediate equity award (the “2014 Restricted Stock Award”) of 400,000 shares of restricted stock (as further described below), (b) was granted in January 2015 an additional equity award (the “2015 Equity Award”) of 400,000 shares of restricted stock and (c) was not entitled to any cash bonus or cash bonus opportunities or any additional equity awards during the term of the November 2014 employment agreement, although Mr. Stanfield was provided the opportunity to participate in any bonus plans in the discretion of the Board of Directors and/or the Compensation Committee.

Mr. Stanfield’s employment agreement provided for severance if Mr. Stanfield’s employment was terminated during the term (a) due to his death or disability, (b) by the Company without cause (as defined in the agreement) or (c) by Mr. Stanfield for good reason (as defined in the agreement), in an amount equal to 2 times his base salary (3.5 times his base salary if termination occurs upon, or within 12 months following, a change in control). Mr. Stanfield’s agreement also provided that if, at the expiration of the term, Mr. Stanfield did not continue as Chairman of the Board of Directors on mutually agreeable terms with the Company, Mr. Stanfield would be entitled to severance at such time as if he had been terminated without cause. Certain payments could be delayed six months if required by Section 409A of the Internal Revenue Code.

For purposes of the agreement, change in control generally meant: (a) the acquisition of 30% or more of our common stock, unless the acquisition is by the Company, any existing director or officer, any of our employee benefit plans or by any corporation owned by our stockholders in substantially the same proportions as their ownership of the Company; (b) a merger or consolidation, unless the Company’s stockholders continue to control more than 50% of its voting power after the transaction; or (c) the sale of all or substantially all of the Company’s assets.

Mr. Stanfield’s employment agreement also provided that he would be subject to any clawback policy adopted by the Company, and that Mr. Stanfield shall not divulge confidential information, shall assign intellectual property rights to the Company and shall not compete with the Company or any of its subsidiaries or solicit their customers or employees for a period of 18 months after termination of his employment.

Consistent with the terms of Mr. Stanfield’s agreement, in November 2014, the Compensation Committee granted the 2014 Restricted Stock Award to Mr. Stanfield under the Company’s 2014 Stock Incentive Plan. The 2014 Restricted Stock Award vests in 12 equal installments on the last day of each calendar quarter starting on December 31, 2014, subject to acceleration upon a change in control, upon Mr. Stanfield’s death or disability, or if Mr. Stanfield’s employment is terminated by the Company without cause or by Mr. Stanfield for good reason, all as set forth in the applicable award agreement and the Company’s 2014 Stock Incentive Plan. In addition, in January 2015, the Compensation Committee granted the 2015 Equity Award in the form of restricted shares to Mr. Stanfield, which vests in 12 equal installments on the last day of each calendar quarter starting on March 31, 2015, subject to accelerated vesting as set forth in the Company’s 2014 Stock Incentive Plan.

In addition, in November 2014, the Compensation Committee approved full acceleration of vesting for all of Mr. Stanfield’s outstanding RSUs upon Mr. Stanfield’s death or disability, or if Mr. Stanfield’s employment is terminated by the Company without cause or by Mr. Stanfield for good reason. Mr. Stanfield’s outstanding RSUs were granted under the Company’s 2006 Stock Incentive Plan which provides for accelerated vesting upon the disability (to the extent determined by the Committee in its sole discretion) or death of the holder or upon a change in control or sale while the holder is in the employ or service of the Company.

New Employment Agreement

In January 2017, we entered into an amended and restated employment agreement with Mr. Stanfield, which has a term ending January 31, 2019. The amended and restated employment provides for Mr. Stanfield to assume the role of Chairman and Founder and continue to serve as the Chairman of the Board of Directors. Mr. Stanfield’s agreement generally provides for severance in accordance with the terms discussed above and also provides for severance to include a pro-rated cash bonus for the year of termination if Mr. Stanfield’s termination is between July 1st and December 31st of such year. In addition, pursuant to the employment agreement, in January 2017 Mr. Stanfield was granted 133,332 time-based RSUs to which he was entitled to and which were previously approved by the Board of Directors in May 2016, that shall vest in full in January 2019, subject to acceleration under certain circumstances. Except as described above, the provisions in the amended and restated employment agreement are substantially the same as under Mr. Stanfield’s previous employment agreement described above.

In December 2017, we entered into an amendment to Mr. Stanfield’s employment agreement, pursuant to which for calendar year 2018, Mr. Stanfield agreed to receive $200,000 of his base salary in the form of a stock option grant with an equivalent Black-Scholes value, in lieu of cash, and the Compensation Committee approved a one-time grant of 238,095 stock options under the Company’s 2014 Stock Incentive Plan. The stock options have an exercise price equal to $2.10 per share, which is equal to the fair market value of the shares on the close of business on the date of grant (December 6, 2017), and vest in two equal annual installments starting on the first anniversary of the grant date, subject to acceleration under certain circumstances.

The Board of Directors appointed Mr. Stanfield, the Chairman and Founder of the Company, as the Company’s Executive Chairman and President, effective January 29, 2018, pursuant to which he has assumed the duties as the principal executive officer of the Company.

Other Executive Officers

Effective January 1, 2015, we entered into employment agreements with Mr. Roets and Mr. Barden. Each agreement provides for at-will employment and may be terminated by the Company or the executive for any reason upon 30 days’ notice or, under certain circumstances, immediately for cause.

The employment agreements provide for an initial base salary for each of the executives, subject to annual discretionary increases. Any subsequent increase in base salary is deemed to be the new base salary for purposes of the agreement. In addition, each executive is eligible to receive an annual bonus in accordance with a bonus plan determined by the Chief Executive Officer and approved by the Board of Directors or the Compensation Committee, and an annual car allowance equal to 4% of his base salary. Each executive shall also be entitled to participate in any health, welfare and retirement plans and programs of the Company, as adopted from time to time, and is eligible to be considered for equity awards on a similar basis as generally made available to our other senior officers (other than the Chief Executive Officer).

If the executive’s employment is terminated by the Company for cause (as defined in the agreement) or by the executive for other than good reason (as defined in the agreement), the executive shall be entitled to receive: (1) any earned and unpaid base salary, and (2) medical benefit continuation at the executive’s expense as provided by law.

If the executive’s employment is terminated (a) by the Company without cause, or by the executive for good reason, or (b) due to the executive’s death or disability, the executive shall be entitled to receive: (1) any earned and unpaid base salary; (2) any prior year’s cash bonus to the extent scheduled to be paid in the year of termination and not previously paid, which will be paid when the prior year’s bonuses are paid to active employees; (3) a one-time cash payment equal to 1.5 times his base salary (2.5 times his base salary if termination occurs upon, or within 12 months following, a change in control), in exchange for a general release, payable on the 60th day following the date of termination, provided that the release has become effective before such 60th day; and (4) medical benefit continuation for the executive and his dependents for up to 18 months, at the Company’s expense, provided that the executive provides a release to the Company. Certain payments may be delayed six months if required by Section 409A of the Internal Revenue Code. In addition, the agreements provide that in the event of the death or disability of the executive, all of the executive’s unvested equity and equity-based awards shall become fully vested, and if the executive’s employment is terminated by the Company without cause, or by the executive for good reason, the portion of any unvested equity and equity-based awards which is scheduled to vest within 12 months of the date of termination of employment shall immediately become vested. The definition of change in control under these agreements is the same as the definition under Mr. Stanfield’s 2014 employment agreement.

Each employment agreement also provides that the executive shall be subject to any clawback policy adopted by the Company, shall not divulge confidential information, shall assign intellectual property rights to the Company, shall not disparage the Company and shall not compete with the Company or any of its subsidiaries or solicit their customers or employees for a period of 18 months after termination of the executive’s employment.

New Employment Agreements

In January 2017, we entered into an amended and restated employment agreement with Mr. Roets in connection with his appointment as Chief Executive Officer. The amended and restated employment agreement provided for Mr. Roets to be Chief Executive Officer and a member of the Board of Directors. The amended and restated employment agreement provided Mr. Roets with a base salary at an annual rate of $750,000, and provided for a grant of (a) 35,000 time-based RSUs that shall vest in full in January 2019 and (b) 150,000 time-based RSUs that shall vest in full in January 2020, subject to acceleration under certain circumstances similar to his award of RSUs in May 2016. In addition, the amended and restated employment agreement increased Mr. Roets’ severance to 2.0 times his base salary (3.5 times his base salary if termination occurs upon, or within 12 months following, a change in control), plus a pro-rated cash bonus for the year of termination if terminated between July 1st and December 31st of such year. Except as described above, the provisions in the amended and restated employment agreement were substantially the same as under Mr. Roets’ previous employment agreement described above.

In February 2017, we entered into an amended and restated employment agreement with Mr. Barden, effective January 1, 2017. For 2017, Mr. Barden’s base salary was $425,000. The amended and restated agreement is substantially similar to Mr. Barden’s previous employment agreement, described above, and generally provides for severance in accordance with his previous employment agreement, however, it also provides for severance to include a pro-rated cash bonus for the year of termination if Mr. Barden’s termination is between July 1st and December 31st of such year.

In December 2017, we entered into an amendment to Mr. Roets’ employment agreement, pursuant to which for calendar year 2018 Mr. Roets agreed to receive $200,000 of his base salary in the form of a stock option grant with an equivalent Black-Scholes value, in lieu of cash, and the Compensation Committee approved a one-time grant of 238,095 stock options under the Company’s 2014 Stock Incentive Plan. The stock options have an exercise price equal to $2.10 per share, which is equal to the fair market value of the shares on the close of business on the date of grant (December 6, 2017), and vest in two equal annual installments starting on the first anniversary of the grant date, subject to acceleration under certain circumstances.

As announced on February 2, 2018, Mr. Roets ceased serving as the Chief Executive Officer of the Company effective January 29, 2018. Effective February 22, 2018, the Company terminated the employment of Mr. Roets for “cause.” Under the terms of the Employment Agreement, Mr. Roets will not be paid any severance in connection with the termination of his employment for cause. On March 22, 2018, Mr. Roets filed a civil Complaint against the Company in the Circuit Court of Fairfax County Virginia. The Complaint alleges that the Company’s termination of Mr. Roets’ employment on February 22, 2018 violated his Employment Agreement and seeks monetary damages from the Company. The Company believes that this litigation is without merit and intends to vigorously defend the claims set forth therein.

Establishment of the Short-Term Incentive Compensation Program

In May 2016, the Board of Directors, based upon the recommendation of the Compensation Committee after consultation with Willis Towers Watson, approved a short-term incentive compensation plan (STI) for Messrs. Stanfield, Roets and Barden, as well as certain other members of management, based on the achievement of performance targets for the Company’s Personal Information Services and Insurance and Other Consumer Services segments (collectively, the “IDG Business”). The STI is administered by the Compensation Committee.

Under the STI, a cash bonus pool will be established for each year of the plan based on the adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”), of the IDG Business for such year. The Compensation Committee shall determine, for each year of the plan, the target Adjusted EBITDA, the threshold Adjusted EBITDA and the maximum Adjusted EBITDA, as well as the participants and their respective sharing percentage. The aggregate awards earned under the STI will be taken into account in determining Adjusted EBITDA for purposes of the plan.

For 2016, the STI provided that once the applicable threshold Adjusted EBITDA is achieved, the cash bonus pool will equal the sum of: (i) 15% of the Adjusted EBITDA over the threshold Adjusted EBITDA up to the target Adjusted EBITDA, plus (ii) 20% of the Adjusted EBITDA over the target Adjusted EBITDA up to the maximum Adjusted EBITDA. No STI bonuses are paid if Adjusted EBITDA is below the threshold Adjusted EBITDA. The actual amount of the awards will range from zero to a maximum of 200% of target, based on actual Adjusted EBITDA for 2016. Messrs. Stanfield’s, Roets’ and Barden’s sharing percentage and target cash award under the STI for 2016 were set at 20% and $122,000, 30% and $183,000 and 10% and $61,000, respectively. For 2016, Messrs. Stanfield, Roets and Barden received an actual cash award of $3,210, $4,815 and $1,605, respectively, under the STI.

There were no awards granted or paid under the STI for 2017.

Approval of Long-Term Incentive Grants

In May 2016, long-term incentive grants for 2016 were approved for Messrs. Stanfield, Roets and Barden, as well as certain other members of management, under the Company’s 2014 Stock Incentive Plan. The grants consisted of a combination of performance-based RSUs (“PBRSUs”) and time-based RSUs.

The performance metrics for the PBRSUs were identical to the performance metrics under the STI. The PBRSUs represent a contingent right to receive a number of shares of common stock ranging from zero to a maximum of 200% of the target award, based on the Adjusted EBITDA actually achieved for 2016, and no shares would be earned for 2016 if Adjusted EBITDA was below the threshold Adjusted EBITDA for 2016. Any shares delivered upon achievement of the specified performance targets would be fully vested on delivery, with any unvested portion of the PBRSU grants being forfeited. If the Adjusted EBITDA fell between the threshold Adjusted EBITDA and the target Adjusted EBITDA, or between the target Adjusted EBITDA and the maximum Adjusted EBITDA, the number of shares received by the holders would be interpolated in a linear progression. Messrs. Stanfield, Roets and Barden were granted 66,667, 165,000 and 75,000, time-based RSUs, respectively. The time-based RSUs will vest in full on January 1, 2019, provided the holder remains continuously employed with the Company from the date of grant through and including January 1, 2019, subject to acceleration under the circumstances described below. In addition, Mr. Stanfield was granted 379,000 stock options that will also vest in full on January 1, 2019 under the same terms.

In the event of the death or disability of the holder, (i) the holder’s unvested PBRSUs will immediately become vested at target (with the balance being forfeited), and (ii) all of the holder’s unvested time-based RSUs and stock options (for Mr. Stanfield) will immediately become fully vested.

If a holder’s employment with the Company is terminated by the Company without cause or the holder resigns for good reason, the following shall apply: (i) the holder’s PBRSUs will immediately become vested at target (with the balance being forfeited); (ii) for Mr. Stanfield with respect to his RSUs, all of his RSUs will immediately become fully vested; and (iii) for Mr. Stanfield with respect to his stock options and for any other holder with respect to his/her RSUs, if the termination occurs in (A) 2016, 1/3 of the RSUs and stock options (for Mr. Stanfield) would have become fully vested, (B) 2017, 2/3 of the RSUs and stock options (for Mr. Stanfield) will become fully vested, and (C) 2018, all of the RSUs and stock options (for Mr. Stanfield) will become fully vested.

In addition, the PBRSUs and RSUs provide for a double trigger change in control provision, which means that if an acquirer or successor in a change in control assumes or continues the awards, vesting of the awards will only accelerate in connection with the change in control if the holder is terminated without cause or resigns for good reason upon or within twelve (12) months following the change in control.

No PBRSUs were granted for 2017.

In January 2017, Mr. Stanfield was granted 133,332 time-based RSUs that vest in full in 2019, Mr. Roets was granted 35,000 time-based RSUs that vest in full in 2019 and 150,000 time based RSUs that vest in full in 2020 and Mr. Barden was granted 25,000 time-based RSUs that vest in full in 2020, in all cases, subject to acceleration for certain terminations of employment.

On June 16, 2017, the Compensation Committee approved grants of long-term incentive awards under the 2014 Stock Incentive Plan, of 1,250,000 stock options and 360,000 RSU awards to Mr. Stanfield, 420,000 stock options and 120,000 RSU awards to Mr. Roets, and 80,000 RSU awards to Mr. Barden. The stock options and time-based restricted stock units shall vest in full on January 2, 2019, subject to acceleration under certain circumstances. The stock options have an exercise price equal to $4.35 per share, which is equal to the fair market value of the shares on the close of business on June 16, 2017, and are only be exercisable on a “net exercise” basis.

In addition, on June 16, 2017, the Compensation Committee approved supplemental cash payments to the named executive officers payable over a 6-month period in 2017 in various installments, in the following amounts: Mr. Stanfield—$200,000; Mr. Roets—$300,000 and Mr. Barden—$100,000.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards for each of the named executive officers as of December 31, 2017.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(9)
Michael R. Stanfield	55,533	—		$5.48	3/24/2019	133,332	(1)	$301,330
	170,349	—		$3.10	5/20/2019	61,004	(3)	$137,869
	89,910	—		$4.32	1/26/2020	360,000	(1)	$813,600
	—	379,000	(2)	$2.30	6/14/2026	66,667	(2)	$150,667
	—	1,250,000	(1)	$4.35	6/22/2027
	—	238,095	(4)	$2.10	1/03/2023
Johan J. Roets	—	420,000	(1)	$4.35	6/22/2027	165,000	(2)	$372,900
	—	238,095	(4)	$2.10	1/03/2023	15,000	(5)	$33,900
						50,000	(6)	$113,000
						120,000	(1)	$271,200
						35,000	(1)	$79,100
						150,000	(7)	$339,000
Ronald L. Barden	—	—		—	—	75,000	(2)	$169,500
						10,000	(5)	$22,600
						37,500	(8)	$84,750
						25,000	(7)	$56,500
						80,000	(1)	$180,800

(1)	Vests on January 2, 2019.

(2)	Vests on January 1, 2019.

(3)	Vests on March 17, 2018.

(4)	Vests in two equal annual installments beginning on December 6, 2018.

(5)	Vests on December 31, 2018.

(6)	Vests on September 9, 2018.

(7)	Vests on January 2, 2020.

(8)	Vests on September 2, 2018.

(9)	Value calculated based on the closing price of the Company’s common stock on December 29, 2017 ($2.26).

As a result of the termination of employment of Mr. Roets in February 2018, Mr. Roets forfeited all outstanding equity awards, whether vested or unvested.

Equity Incentive Plans

We currently issue equity and equity-based awards under the 2014 Stock Incentive Plan (the “Plan”), and we have three inactive stock incentive plans, the 1999 Stock Option Plan, the 2004 Stock Option Plan and the 2006 Stock Incentive Plan. The total number of shares of common stock that may be issued under the Plan may not exceed 9.5 million. As of December 31, 2017, we had approximately 3.3 million shares of common stock available for future grants of awards under the Plan, and awards for approximately 5.7 million shares are outstanding under all of our active and inactive plans. Individual awards under the Plan may take the form of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards and/or restricted stock units.

The following table sets forth information as of December 31, 2017 with respect to the shares of our common stock that may be issued under our existing equity compensation plan.

	A	B	C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options Warrants and Rights ($)	Number of Securities Remaining Available For Future Issuances Under Equity Compensation Plans (Excluding Securities in Column A)
Equity compensation plans approved by security holders	5,670,585	$3.82	3,315,794
Equity compensation plans not approved by security holders	—	—	—

Total	5,670,585	$3.82	3,315,794

Accounting and Tax Considerations

The Compensation Committee considers the financial reporting and income tax consequences to the Company of the compensation components for the executive officers in analyzing and determining the level and mix of compensation. Under Section 162(m) of the Internal Revenue Code, a publicly-held corporation, such as the Company, may not take a tax deduction for compensation in excess of $1 million paid to certain named executive officers. The previously existing exemption from the $1 million limitation for “performance-based” compensation has been repealed. The Compensation Committee continues to evaluate the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate executive officers. The Company has approved, and may continue to approve, compensation exceeding the $1 million limitation (and that did not qualify as performance based compensation), including with respect to a portion of cash compensation and equity awards. The Compensation Committee believes it is important that it have the flexibility to offer compensation that may not be deductible because of the Section 162(m) cap.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

The following is a schedule of all persons who, to our knowledge, beneficially owned more than 5% of the outstanding common stock of the Company as of April 1, 2018:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock
Thomas L Kempner(1)	9,743,640	40.1%
c/o Loeb Holding Corporation
100 Wall Street, 19th Floor
New York, NY 10005
Michael R. Stanfield(2)	2,147,000	8.7%
c/o Intersections Inc.
3901 Stonecroft Boulevard
Chantilly, Virginia 20151
John H. Lewis(3)	3,459,994	14.3%
Osmium Partners, LLC
300 Drakes Landing Road, Suite 172
Greenbrae, California 94904

(1)	Includes 9,680,541 shares held by Loeb Holding Corporation according to a Schedule 13D/A filed with the SEC on December 1, 2016. Mr. Thomas L. Kempner is the beneficial owner of a majority of the voting stock of Loeb Holding Corporation and disclaims beneficial ownership of our common stock held by Loeb Holding Corporation except to the extent of his pecuniary interest in Loeb Holding Corporation. Also includes 36,500 shares held directly by Mr. Kempner and 9,099 shares held by his wife and to which he disclaims beneficial ownership, and 17,500 shares which Mr. Kempner has, or will within 60 days of April 1, 2018 have, the right to acquire upon the exercise of stock options, vesting of RSUs or otherwise.

(2)	Includes (a) 1,035,862 shares held directly by Mr. Stanfield, (b) 577,846 shares held by Stanfield Family Investments LLC (“SFI LLC”), a Virginia limited liability company, of which Mr. Stanfield is the Managing Member, and (c) 315,792 shares which Mr. Stanfield has, or will within 60 days of April 1, 2018 have, the right to acquire upon the exercise of stock options, vesting of RSUs or otherwise. Mr. Stanfield and his wife own a 55% interest in SFI LLC, and trusts for the benefit of their children own the remaining 45% interest. Mr. Stanfield disclaims beneficial ownership of the shares held by SFI LLC except to the extent of his pecuniary interest therein. Also, includes 217,500 shares held by his wife and to which he disclaims beneficial ownership.

(3)	According to a Schedule 13D/A filed with the SEC on August 10, 2017 and a Form 4 filed on September 8, 2017 by John H. Lewis, the controlling member of Osmium Partners, LLC, a Delaware limited liability company (“Osmium Partners”), which serves as the general partner of Osmium Capital, LP, a Delaware limited partnership (the “Fund”), Osmium Capital II, LP, a Delaware limited partnership (“Fund II”), Osmium Spartan, LP, a Delaware limited partnership (“Fund III”), and Osmium Diamond, LP, a Delaware limited partnership (“Fund IV”) (all of the foregoing, collectively, the “Filers”). The Fund, Fund II, Fund III and Fund IV are private investment vehicles formed for the purpose of investing and trading in a wide variety of securities and financial instruments. According to the filings, the Fund, Fund II, Fund III and Fund IV directly own the common shares reported in such filings (other than 31,165 shares owned directly by Mr. Lewis). Osmium Partners, as the general partner of each of the Fund, Fund II, Fund II and Fund IV, may be deemed to beneficially own the 3,428,829 shares of Common Stock held by them. Mr. Lewis may also be deemed to be the beneficial owner of the shares of common stock owned by Osmium Partners. Each Filer disclaims beneficial ownership with respect to any shares other than the shares owned directly by such Filer reported on such filings.

Security Ownership of Directors and Executive Officers

The following is a table of the security ownership of our directors and named executive officers as of April 1, 2018:

	Amount of and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Outstanding Shares Beneficially Owned	Right to Acquire(2)	Total Beneficial Ownership	Percent of Common Stock
Michael R. Stanfield(3)	1,831,208	315,792	2,147,000	8.7%
Ronald L. Barden	112,915	—	112,915	*
Johan J. Roets	130,233	—	130,233	*
John M. Albertine	31,500	13,750	45,250	*
Thomas G. Amato	41,726	6,250	47,976	*
Thomas L. Kempner(4)	9,726,140	17,500	9,743,640	40.1%
Bruce L. Lev	8,750	—	8,750	*
David A. McGough	716,288	8,750	725,038	3.0%
Melvin R. Seiler	2,500	—	2,500	*
All executive officers and directors as a group (11 persons)	12,622,256	371,792	12,994,048	52.7%

*	Less than 1%

(1)	Under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise.

(2)	Consists of shares which such persons have, or will within 60 days of April 1, 2018 have, the right to acquire upon the exercise of stock options, vesting of RSUs or otherwise.

(3)	Includes (a) 1,035,862 shares held directly by Mr. Stanfield, (b) 577,846 shares held by Stanfield Family Investments LLC (“SFI LLC”), a Virginia limited liability company, of which Mr. Stanfield is the Managing Member and (c) 315,792 shares which Mr. Stanfield has, or will within 60 days of April 1, 2018 have, the right to acquire upon the exercise of stock options, vesting of RSUs or otherwise. Mr. Stanfield and his wife own a 55% interest in SFI LLC, and trusts for the benefit of their children own the remaining 45% interest. Mr. Stanfield disclaims beneficial ownership of the shares held by SFI LLC except to the extent of his pecuniary interest therein. Also, includes 217,500 shares held by his wife and to which he disclaims beneficial ownership.

(4)	Includes 9,680,541 shares held by Loeb Holding Corporation according to a Schedule 13D/A filed with the SEC on December 1, 2016. Mr. Thomas L. Kempner is the beneficial owner of a majority of the voting stock of Loeb Holding Corporation and disclaims beneficial ownership of our common stock held by Loeb Holding Corporation except to the extent of his pecuniary interest in Loeb Holding Corporation. Also, includes 36,500 shares held directly by Mr. Kempner, 9,099 shares held by his wife and to which he disclaims beneficial ownership.

TRANSACTIONS WITH RELATED PERSONS

Transactions with Digital Matrix Systems, Inc.

One of our directors, David A. McGough, is the chief executive officer and president of DMS.

In September 2016, we entered into a data services agreement under which DMS provides credit information processing services, including implementation and disaster recovery services, to the Company for fixed monthly fees, which replaced our master agreement entered into with DMS in March 2007. In addition, we also are party to a professional services agreement under which DMS will provide additional development and consulting services pursuant to work orders that are agreed upon by the parties from time to time. We paid approximately $2,502,000 and $1,690,000 in 2017 and 2016, respectively, to DMS under these agreements. As of December 31, 2017, we owed DMS approximately $178,000 and are obligated to make payments to DMS of approximately $825,000 in 2018.

Registration Rights

Loeb Holding Corporation and certain of our directors have registration rights pursuant to which each such stockholder may require us, from time to time, to register for sale to the public under the Securities Act of 1933 any shares of common stock owned by them. In addition, each of these stockholders has piggyback registration rights that allow them to include their shares of common stock in registration statements initiated by us. These registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares to be included in a registration statement.

Agreement with Osmium Partners

In October 2014, we entered into an agreement with Osmium Partners that provides, subject to the terms and conditions thereof, that Section 203 of the Delaware General Corporation Law (the “DGCL”) will not apply to Osmium Partners solely by virtue of an acquisition of beneficial ownership of shares of our capital stock by Osmium Partners of up to 19.99% of our outstanding voting stock (the “Maximum Ownership Percentage”), and Osmium Partners will not be deemed to be an “interested stockholder” under Section 203 of the DGCL by virtue of such acquisition. This is an increase in the allowable ownership percentage of Osmium Partners from the 15% ownership limit contained in Section 203 of the DGCL.

The waiver will cease to apply to Osmium Partners if, without prior further approval of our Board of Directors, Osmium Partners exceeds the Maximum Ownership Percentage, or if subsequent to becoming an “interested stockholder,” Osmium Partners no longer have beneficial ownership of at least 15% in voting power of our then outstanding capital stock by virtue of having made a disposition of such stock.

John H. Lewis, the controlling member of Osmium Partners, previously served as a member of our Board of Directors until his resignation effective August 8, 2017.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that during 2017 our officers, directors and holders of more than 10% of our common stock complied with all filing requirements under Section 16(a) of the Exchange Act. Mr. McGough inadvertently filed one late Form 4 on February 22, 2017 and Tracy Ward, our Principal Accounting Officer, inadvertently filed one late Form 4 on June 21, 2017. In addition, Mr. Lewis filed one late Form 4 on September 29, 2017. In making this disclosure, we have relied solely on written representations of our directors, officers and holders of more than 10% of the Company’s common stock and on copies of reports that have been filed with the SEC.

PROPOSAL 2:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with SEC rules, we are asking for stockholder approval, on an advisory or non-binding basis, of the compensation of our named executive officers as disclosed in this Proxy Statement, which disclosures include the disclosures under “Executive Compensation,” the compensation tables and the narrative discussion following the compensation tables. This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.

We believe that the Company has created a compensation program deserving of stockholder support. The Company’s philosophy for compensating executive officers is designed to attract, retain, motivate and reward key executives in the Company’s highly competitive industry. Please read “Executive Compensation” for additional details about our executive compensation program, including information about the fiscal year 2017 compensation of our named executive officers.

This say-on-pay vote is advisory and therefore not binding on the Company, the Compensation Committee, or the Board. The Board and the Compensation Committee value the opinions of the Company’s stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider those stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Vote Required

To be approved, this proposal must receive the affirmative vote of a majority of the votes cast on the proposal at the Meeting. The Company has been advised that it is the intention of Mr. Thomas L. Kempner to cause Loeb Holding Corporation to vote the shares of common stock it beneficially owns in favor of approval. See “Principal Stockholders — Security Ownership of Certain Beneficial Owners.”

The Board of Directors recommends a vote FOR Proposal 2.

PROPOSAL 3:

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of RSM US LLP

The Board has appointed RSM US LLP (“RSM”) to serve as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2018. Although the Company is not required to seek stockholder approval of its selection of independent registered public accounting firm, the Board believes it to be sound corporate governance to do so. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s and the stockholders’ best interests. Proxies solicited by our Board of Directors will, unless otherwise directed, be voted to ratify the appointment of RSM as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Change in Accountant

On April 1, 2016, the Audit Committee completed a competitive process to review the appointment of the Company’s independent registered public accounting firm for the 2016 fiscal year. As a result of this process and following careful deliberation, on April 1, 2016, the Audit Committee notified Deloitte & Touche LLP (“Deloitte”) that it had determined to dismiss Deloitte as the Company’s independent registered public accounting firm, effective as of that same date. On and effective as of April 1, 2016, the Company selected RSM as the Company’s independent registered public accounting firm, subject to RSM’s completion of its standard client acceptance procedures.

Deloitte’s audit reports on the Company’s financial statements for 2015 and 2014 years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During 2015 and 2014, and during the subsequent interim period through April 1, 2016, (i) there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter in connection with their reports on the Company’s financial statements for such years; and (ii) there were no reportable events, within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

In addition, during 2015 and 2014, and during the subsequent interim period through April 1, 2016, neither the Company, nor any party on the Company’s behalf, consulted RSM with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of the audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company that RSM concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was subject to any disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto, or a reportable event within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

Attendance at Annual Meeting

A representative of RSM is expected to be present at the meeting with the opportunity to make a statement if such representative so desires and to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees billed for audit and other services rendered by RSM and Deloitte & Touche LLP in 2017 and 2016:

	2017 Actual Fees ($)	2016 Actual Fees ($)(3)
Audit Fees(1)	764,675	713,625
Audit-Related Fees(2)	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	764,675	713,625

(1)	Includes fees and expenses related to the fiscal year audit and interim reviews (including fees related to the Sarbanes-Oxley Act of 2002), notwithstanding when the fees and expenses were billed or when the services were rendered.

(2)	Includes fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed.

(3)	The aggregate Audit Fees for RSM from April 1, 2016 through December 31, 2016 totaled $642,125, and the aggregate Audit Fees for Deloitte from January 1, 2016 through March 31, 2016 totaled $71,500.

Audit Committee Pre-Approval Policy

The policy of the Audit Committee provides for pre-approval of the yearly audits, quarterly reviews and tax compliance on an annual basis. As individual engagements arise, they are approved on a case-by-case basis. The Audit Committee may delegate to one or more of its members pre-approval authority with respect to permitted services. All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by RSM was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The Board of Directors of the Company recommends a vote FOR Proposal 3.

Audit Committee Report

The Audit Committee operates under a written charter, which was adopted by the Board of Directors. Management is responsible for the Company’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee approves the selection and appointment of the Company’s independent registered public accounting firm and recommends the ratification of such selection and appointment to the Board of Directors.

The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. In this context, the Audit Committee met separately with each of management, the internal auditors and the independent registered public accounting firm to provide each with the opportunity to discuss any matters that should be discussed privately without the others present. Management represented to the Audit Committee that its consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 1301 Communications with Audit Committees.

The Audit Committee has received the written disclosures and the letter from RSM US LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding RSM US LLP’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with RSM US LLP its independence. The Audit Committee also considered whether the provision by RSM US LLP of certain other non-audit related services to the Company is compatible with maintaining such auditors’ independence.

Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm, the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC.

The Audit Committee and the Board also have recommended, subject to stockholder ratification, the selection of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2018.

Audit Committee

Dr. John M. Albertine

Thomas G. Amato (Chair)

Melvin R. Seiler

OTHER MATTERS

Stockholder Proposals

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2019 must be received by us on or prior to December 21, 2018 to be eligible for inclusion in our Proxy Statement and form of proxy to be used in connection with such meeting. Any notice of stockholder proposals received after this date is considered untimely.

Other Business

At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the Meeting is that hereinabove set forth. If any other matter or matters are properly brought before the Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

Financial Statements

Consolidated financial statements and related information for the Company, including audited financial statements for the fiscal year ended December 31, 2017, are contained in the 2017 Annual Report. We have filed our Annual Report on Form 10-K with the SEC. You may review this report on the internet as indicated in the Notice and through our website (www.intersections.com in the “Investors & Media” section under “SEC Filings”).

Michael R. Stanfield

Chairman of the Board of Directors

Dated: April 20, 2018

INTERSECTIONS INC. 3901 STONECROFT BLVD CHANTILLY, VA 20151 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY For All Withhold All For All Except The Board of Directors recommends you vote FOR the nominees listed in proposal 1: 1. To elect 7 nominees for Directors: Nominees 01) Michael R. Stanfield 02) John M. Albertine 03) Thomas G. Amato 04) Thomas L. Kempner 05) Bruce L. Lev 06) David A. McGough 07) Melvin R. Seiler To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. An advisory vote on executive compensation. 3. To ratify the appointment of RSM US LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2018. NOTE: With discretionary authority upon such other matters as may properly come before the Meeting. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000367791_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com INTERSECTIONS INC. Annual Meeting of Stockholders May 30, 2018 11:00 AM This proxy is solicited by the Board of Directors The undersigned stockholder of Intersections Inc., a Delaware corporation, hereby appoints Michael R. Stanfield, Ronald L. Barden and Duane L. Berlin and each of them the proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Stockholders of the Company to be held at 11:00 a.m., local time, on May 30, 2018, and at any adjournment or adjournments thereof (the “Meeting”), with all the power which the undersigned would have if personally present, hereby revoking any proxy heretofore given. The undersigned hereby acknowledges receipt of the proxy statement for the Meeting and instructs the proxies to vote as directed on the reverse side. THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES SET FORTH HEREIN, FOR THE PROPOSAL RELATING TO THE ADVISORY VOTE ON EXECUTIVE COMPENSATION, FOR THE RATIFICATION OF THE APPOINTMENT OF RSM US LLP FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000367791_2 R1.0.1.17